State of Delaware
Secretary of State
Division of Corporations
Delivered 06:15 PM 09/06/2023
FILED 06:15 PM 09/06/2023
SR 20233432584 - File Number 4834576

CORRECTED CERTIFICATE OF AMENDMENT

OF

DOC.COM INC.

The Office of the Secretary of State filed a Certificate of Amendment for DOC.COM INC. on the February 21, 2023. Said Certificate of Amendment erroneously omitted some provisions and requires correction as permitted by Chapter 1 of Title 8, Subsection 103, of the Delaware General Corporation Laws.

The Certificate of Amendment of DOC.COM INC. is hereby corrected in its entirety to read as follows:

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

"FIRST": That at a meeting of the Board of Directors of: **"DOC.COM INC."**

"RESOLVED", that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered " **Article IV** ", so that, as amended, said Article shall be and read as follows:

Amend Capital Stock - The below changes are duly adopted in accordance with the provision of section 242 (Title 8 of chapter l of 242) of the General Corporation Law of the State of Delaware. The authorized capital stock of this Corporation shall consist of:

"Article IV"

A. 800,000,000 Class A common shares, par value of $0.000001. Each Class A share shall have one vote.

B. 50,000,000 Class B common shares, par value of $0.00000l. Each Class B share shall have 20 votes. The Class B common shares shall convert to Class A common shares by the unanimous written consent of this Corporation's Board of Directors.

C. All current issued common shares shall be part of Class A shares.

D. 75,000,000 Class C common shares, par value of $0.000001. Each Class C share shall not be entitled to any votes. The Class C common shares shall convert to Class A common shares by the unanimous written consent of this Corporation's Board of Directors.

E. 75,000,000 Preferred shares, par value $0.000001.

F. Effective February 24, 2023, each outstanding share of this Corporation's common stock will automatically convert to 3.5 shares of this Corporation's common stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of September 2023.

By:____________________________________

Title: CEO
Name: Charles Nader, Authorized Officer